Exhibit 99.1

Sunrise Realty Trust Expands Revolving Credit Facility to $165 Million

with Addition of Customers Bank

WEST PALM BEACH, FL, March 5, 2026 – Sunrise Realty Trust, Inc. (“SUNS” or the “Company”) (Nasdaq: SUNS), a lender on the Tannenbaum Capital Group (“TCG”) Real Estate platform, today announced the expansion of its senior secured revolving credit facility (the “Credit Facility”) with the addition of Customers Bank. Customers Bank has committed $25 million to the facility, bringing total committed capital to $165 million. The Credit Facility, originally established with East West Bancorp, Inc. in November 2024, remains expandable to $200 million, subject to certain conditions and additional lender participation.

Proceeds from the Credit Facility will be used to finance the Company’s ongoing originations across its target CRE markets, fund future draws and unfunded commitments under existing loans, and manage liquidity and capital needs associated with portfolio growth.

Leonard Tannenbaum, Executive Chairman of SUNS, said, “We’re excited to add Customers to our financing group as we continue to broaden and diversify our bank relationships. Increasing total commitments to $165 million further strengthens our liquidity profile and enhances our ability to act quickly on attractive, well-structured opportunities while maintaining a disciplined approach to credit and portfolio construction.”

About Sunrise Realty Trust, Inc.

Sunrise Realty Trust, Inc. (Nasdaq: SUNS) (“SUNS”) is an institutional commercial real estate (“CRE”) lender providing flexible financing solutions to sponsors of CRE projects primarily in the Southern United States. It focuses on transitional CRE business plans with the potential for near-term value creation, collateralized by top-tier assets predominantly located in established and rapidly expanding Southern markets. For additional information regarding SUNS, please visit www.sunriserealtytrust.com.

About TCG Real Estate

TCG Real Estate refers to a group of affiliated CRE-focused debt funds, including a Nasdaq-listed mortgage real estate investment trust (“REIT”), Sunrise Realty Trust, Inc. (Nasdaq: SUNS), and a private mortgage REIT, Southern Realty Trust Inc. The funds provide flexible financing on transitional CRE properties that present opportunities for near-term value creation, with a focus on top-tier CRE assets located primarily within markets in the Southern U.S. benefiting from economic tailwinds with growth potential. For additional information regarding TCG, please visit www.theTCG.com.

About Customers Bancorp, Inc.

Customers Bancorp, Inc. (NYSE:CUBI) is one of the nation’s top-performing banking companies with over $24 billion in assets making it one of the 80 largest bank holding companies in the U.S. Customers Bank’s commercial and consumer clients benefit from a full suite of technology-enabled tailored product experiences delivered by best-in-class customer service distinguished by a Single Point of Contact approach. In addition to traditional lines such as C&I, commercial real estate, and residential and personal lending, Customers Bank also provides a number of national corporate banking services to clients in businesses including: fund finance, venture banking, healthcare, mortgage finance, and equipment finance. Major accolades include:

●	Named a Top 10 Performing Bank by American Banker for five consecutive years (2021-2025), including the #1 spot in 2024 among midsize banks ($10B to $50B in assets)

●	No. 45 out of the 100 largest publicly traded banks in 2026 Forbes Best Banks list

●	Net Promoter Score of 81 compared to industry average of 41

A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender. Learn more: www.customersbank.com.

About East West Bancorp, Inc.

East West Bancorp, Inc. (Nasdaq: EWBC) is a public company with total assets of $76 billion as of December 31, 2024. The company’s wholly owned subsidiary, East West Bank, is the largest independent bank headquartered in Southern California and operates over 110 locations in the United States and Asia. The Bank’s markets in the United States include California, Georgia, Illinois, Massachusetts, Nevada, New York, Texas and Washington.

Investor Relations Contact

Robyn Tannenbaum

561-510-2293

ir@thetcg.com

Media Contact

Doug Allen

Dukas Linden Public Relations

646-722-6530

TCG@DLPR.com